Exhibit 99.1

JDSU Completes Sale of Hologram Business to OpSec Security

Milpitas, Calif., October 15 , 2012 - JDSU (NASDAQ: JDSU and TSX: JDU) today announced that it has completed the sale of its holographic security business to OpSec Security, Inc.  JDSU announced its agreement with OpSec on September 19, 2012.

JDSU is strategically focused on serving the anti-counterfeiting market primarily through advanced security pigments, thread substrates and printed features for the currency, pharmaceutical and consumer electronic segments.  The holographic security product line acquired by OpSec primarily addresses the transaction card market segment and generates revenue of approximately $5 million per quarter.  Accordingly, the revenue and operating results from the holographic security product line for JDSU’s fiscal quarter ended September 29, 2012 will be categorized as discontinued operations, and not included in JDSU’s quarterly results from continuing operations for the quarter ended September 29, 2012 when JDSU’s operating results for the fiscal quarter are released.

JDSU (NASDAQ: JDSU; and TSX: JDU) innovates and collaborates with customers to build and operate the highest-performing and highest-value networks in the world.  Our diverse technology portfolio also fights counterfeiting and enables high-powered commercial lasers for a range of applications.  Learn more about JDSU at www.jdsu.com and follow us on JDSU Perspectives, Twitter, Facebook and YouTube.

Contacts:
Press:	Jim Monroe 240-404-1922 or jim.monroe@jdsu.com

Investors:	Cherryl Valenzuela 408-546-4521 or cherryl.valenzuela@jdsu.com